Exhibit 99.1

RAMBUS REPORTS FIRST QUARTER FINANCIAL RESULTS

First Quarter Fiscal 2012 Business and Financial Highlights

•                  Quarterly revenue of $62.9 million; non-GAAP customer licensing income of $65.3 million

•                  Quarterly GAAP diluted loss per share of $0.25; non-GAAP diluted income per share of $0.03

•                  Signed five-year patent license agreements with nVidia and MediaTek Inc., settling all outstanding claims, including resolution of past use of Rambus’ patented innovations

•                  Acquired privately-held Unity Semiconductor, an innovative technology company focused on non-volatile memory solutions

SUNNYVALE, Calif. – April 19, 2012 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, today reported financial results for the first quarter ended March 31, 2012.

GAAP Financial Results:

Revenue for the first quarter of 2012 was $62.9 million, down 25% sequentially from the fourth quarter of 2011.  This quarter-over-quarter decline was primarily due to recognition of one-time royalty revenue during the fourth quarter of 2011 from a licensing agreement with Broadcom and lower royalties reported by certain licensees, due to seasonality.  This decline was partially offset by a new patent license agreement signed with MediaTek in the first quarter of 2012. As compared to the first quarter of 2011, revenue was up 1% primarily due to the complete allocation of Samsung’s quarterly license payment to revenue since the second quarter of 2011 and revenue recognized from various new patent license agreements signed in the past year.  The increased revenue is also due to revenue from patent license agreements resulting from the acquisition of Cryptography Research Inc. (“CRI”), partially offset by lower royalties reported by certain licensees, and expiration of a patent license agreement in the second quarter of 2011.

Total operating costs and expenses for the first quarter of 2012 were $80.4 million, which included general litigation expenses of $4.1 million, $6.7 million of stock-based compensation expenses, and $14.9 million related to deal costs, retention bonuses and amortization expenses for business acquisitions which occurred during the past twelve months. This is compared to total operating costs and expenses for the fourth quarter of 2011 of $101.5 million, which included general litigation expenses of $16.8 million, $6.5 million of stock-based compensation expenses, $13.5 million for previous stock-based compensation restatement and related legal expenses, and $13.1 million related to retention bonuses and amortization expenses from the acquisition of CRI. Total operating costs and expenses in the first quarter of 2011 were $54.2 million, which included general litigation expenses of $9.2 million, $7.3 million of stock-based compensation expenses, $1.2 million for previous stock-based compensation restatement and related legal expenses, and a $6.2 million credit for gain from the Samsung settlement.

Net loss for the first quarter of 2012 was $27.9 million as compared to net loss of $28.7 million in the fourth quarter of 2011 and net loss of $4.2 million in the first quarter of 2011. Diluted net loss per share for the first quarter of 2012 was $0.25 as compared to net loss per share of $0.26 in the fourth quarter of 2011 and net loss per share of $0.04 in the first quarter of 2011.

Non-GAAP Financial Results (1):

Customer licensing income in the first quarter of 2012 was $65.3 million, down 23% sequentially from the fourth quarter of 2011 for the reasons set out in the Company’s discussion of GAAP Financial results above. As compared to the first quarter of 2011, customer licensing income was down 5% primarily due to lower royalties reported by certain licensees and expiration of a patent license agreement in the second quarter of 2011, partially offset by revenue recognized from various new patent license agreements signed in the past year as well as revenue from CRI patent license agreements.

Total non-GAAP operating costs and expenses in the first quarter of 2012 were $56.7 million, which included general litigation expenses of $4.1 million. This is compared to total non-GAAP operating costs and expenses for the fourth quarter of 2011 of $66.4 million, which included general litigation expenses of $16.8 million. Total operating costs and expenses in the first quarter of 2011 were $49.9 million, which included general litigation expenses of $9.2 million.

Non-GAAP net income in the first quarter of 2012 was $3.6 million as compared to $9.7 million in the fourth quarter of 2011 and $10.2 million in the first quarter of 2011. Non-GAAP diluted net income per share was $0.03 in the first quarter of 2012 as compared to $0.08 in the fourth quarter of 2011 and $0.09 in the first quarter of 2011.

Other Financial Highlights:

Cash, cash equivalents, and marketable securities as of March 31, 2012 were $232.5 million, a decrease of approximately $57.0 million from December 31, 2011.  During the first quarter of 2012, the Company used $31.1 million to acquire privately-held Unity Semiconductor and an additional $11.6 million on other acquisitions.

During the first quarter of 2012, the Company recorded an income tax provision of approximately $3.9 million. As the Company continues to maintain a full valuation allowance against its U.S. deferred tax assets, the Company’s tax provision consists of primarily withholding taxes and current state and foreign taxes.

The Company will host a conference call at 2:00 p.m. PT today to discuss its financial results. The call, audio and slides will be available online at http://investor.rambus.com/events.cfm. A replay will be available following the call on Rambus’ Investor Relations website for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 69256005.

(1)         Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: customer licensing income, operating costs and expenses, operating income (loss) and net income (loss). In computing each of these non-GAAP financial measures, the Company combined revenue and gain from settlement and excluded charges or gains relating to: stock-based compensation expenses, acquisition related deal costs and retention bonus expense, amortization expenses, costs of restatement and related legal activities and non-cash interest expense. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Customer licensing income. Customer licensing income includes the Company’s measure of the total cash royalties received from its customers under its licensing agreements with them. Prior to the second quarter of 2011, the Company bifurcated royalty payments that it received from Samsung between revenue and gain from settlement, which was reflected as reducing operating expenses. The Company has combined revenue from its customers, including Samsung, and the gain from the Samsung settlement as customer licensing income to reflect the total amounts received from all of its customers for the periods presented. Additionally, since the third quarter of 2011, the Company received patent royalty payments from certain patent license agreements assumed in the acquisition of CRI which were treated as favorable contracts. Cash received from these acquired favorable contracts reduced the favorable contract intangible asset on the Company’s balance sheet. The Company has combined these cash royalty payments as customer licensing income to reflect the total amounts received from its customers.

Stock-based compensation expense. These expenses consist primarily of expenses related to employee stock options, employee stock purchase plans, and employee nonvested equity stock and nonvested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with other peer companies.

Acquisition related deal costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods.

Amortization expense. The Company incurs expenses for the amortization of intangible assets in connection with acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the core operation of the Company’s business.

Costs of restatement and related legal activities. These expenses consist primarily of investigation, audit, legal and other professional fees related to the 2006-2007 stock option investigation and related litigation, as well as recoveries received from third parties. The Company excludes these costs and recoveries from its non-GAAP measures primarily because the Company believes that these non-recurring costs and recoveries have no direct correlation to the core operation of the Company’s business.

Non-cash interest expense. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assumes net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results to assist the Company’s planning for future periods.

On occasion in the future, there may be other items, such as significant asset impairments, restructuring charges or significant gains or losses from contingencies that the Company may exclude if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.:

Rambus is one of the world’s premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Additional information is available at www.rambus.com.

RMBSFN

Contacts:

Linda Ashmore

Public Relations

Rambus Inc.

(408) 462-8411

lashmore@rambus.com

Nicole Noutsios

Investor Relations

Rambus Inc.

(408) 462-8050

nnoutsios@rambus.com

Rambus Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$188,548	$162,244
Marketable securities	43,970	127,212
Accounts receivable	728	1,026
Prepaids and other current assets	7,010	8,096
Deferred taxes	2,798	2,798
Total current assets	243,054	301,376
Intangible assets, net	194,895	181,955
Goodwill	138,669	115,148
Property, plant and equipment, net	81,928	81,105
Deferred taxes, long-term	7,531	7,531
Other assets	7,609	6,539
Total assets	$673,686	$693,654

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,615	$16,567
Accrued salaries and benefits	26,830	31,763
Accrued litigation expenses	10,808	10,502
Other accrued liabilities	15,173	6,479
Total current liabilities	59,426	65,311
Long-term liabilities:
Convertible notes, long-term	136,845	133,493
Long-term imputed financing obligation	44,285	43,793
Other long-term liabilities	24,717	21,263
Total long-term liabilities	205,847	198,549
Total stockholders’ equity	408,413	429,794
Total liabilities and stockholders’ equity	$673,686	$693,654

Rambus Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue:
Royalties	$62,043	$59,235
Contract revenue	820	3,292
Total revenue	62,863	62,527
Operating costs and expenses:
Cost of revenue (1)	7,163	3,149
Research and development (1)	38,394	23,317
Marketing, general and administrative (1)	34,834	32,732
Costs of restatement and related legal activities	30	1,159
Gain from settlement	—	(6,200)
Total operating costs and expenses	80,421	54,157
Operating income (loss)	(17,558)	8,370
Interest income and other income (expense), net	(815)	(652)
Interest expense	(5,667)	(5,172)
Interest and other income (expense), net	(6,482)	(5,824)
Income (loss) before income taxes	(24,040)	2,546
Provision for income taxes	3,850	6,776
Net loss	$(27,890)	$(4,230)
Net loss per share:
Basic	$(0.25)	$(0.04)
Diluted	$(0.25)	$(0.04)

Weighted average shares used in per share calculation
Basic	110,358	107,613
Diluted	110,358	107,613

(1) Total stock-based compensation expense for the three month periods ended March 31, 2012 and March 31, 2011 are presented as follows:

	Three Months Ended March 31,
	2012	2011
Cost of revenue	$10	$123
Research and development	$2,720	$2,512
Marketing, general and administrative	$3,996	$4,655

Rambus Inc.

Supplemental Reconciliation of GAAP to Non-GAAP Results

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011

Revenue	$62,863	$83,359	$62,527
Adjustments:
Gain from settlement	—	—	6,200
Other patent royalties received	2,414	1,125	—
Total customer licensing income	$65,277	$84,484	$68,727

Operating costs and expenses	$80,421	$101,493	$54,157
Adjustments:
Stock-based compensation	(6,726)	(6,458)	(7,290)
Acquisition related deal costs and retention bonuses	(9,351)	(7,878)	—
Amortization	(7,616)	(7,283)	(1,979)
Costs of restatement and related legal activities	(30)	(13,484)	(1,159)
Gain from settlement	—	—	6,200
Non-GAAP operating costs and expenses	$56,698	$66,390	$49,929

Operating income (loss)	$(17,558)	$(18,134)	$8,370
Adjustments:
Other patent royalties received	2,414	1,125	—
Stock-based compensation	6,726	6,458	7,290
Acquisition related deal costs and retention bonuses	9,351	7,878	—
Amortization	7,616	7,283	1,979
Costs of restatement and related legal activities	30	13,484	1,159
Non-GAAP operating income	$8,579	$18,094	$18,798

Income (loss) before income taxes	$(24,040)	$(24,408)	2,546
Adjustments:
Other patent royalties received	2,414	1,125	—
Stock-based compensation	6,726	6,458	7,290
Acquisition related deal costs and retention bonuses	9,351	7,878	—
Amortization	7,616	7,283	1,979
Costs of restatement and related legal activities	30	13,484	1,159
Non-cash interest expense on convertible notes	3,510	3,296	3,016
Non-GAAP income before income taxes	$5,607	$15,116	$15,990
Non-GAAP provision for income taxes	2,019	5,442	5,756
Non-GAAP net income	$3,588	$9,674	$10,234

Non-GAAP basic net income per share	$0.03	$0.09	$0.10
Non-GAAP diluted net income per share	$0.03	$0.08	$0.09

Weighted average shares used in non-GAAP per share calculation:
Basic	110,358	110,171	107,613
Diluted	115,717	115,315	110,626